OLD NATIONAL BANCORP
                           1999 EQUITY INCENTIVE PLAN

                                    SECTION 1

                              PURPOSE AND DURATION

         1.1. ESTABLISHMENT OF THE PLAN. Old National Bancorp, an Indiana corporation, hereby establishes an equity-based incentive compensation plan to be known as the Old National Bancorp 1999 Equity Incentive Plan, set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares. This Plan and the grant of Awards hereunder are expressly conditioned upon the Plan's approval by the shareholders of the Company to the extent required. The Plan is adopted effective as of April 15, 1999, which is the date that the shareholders of the Company approved the Plan, as specified in Section 10.2.

         1.2. PURPOSES OF THE PLAN. The purposes of this Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of the Participants, through the ownership of Shares and through other incentives, with the interests of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

                                   SECTION 2

                                  DEFINITIONS

                  For purposes of this Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

         2.1. "1934 ACT" means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

         2.2. "AFFILIATE" means any corporation or any other entity (including, but not limited to, partnerships, limited liability companies, joint ventures and Subsidiaries) controlling, controlled by or under common control with the Company.


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         2.3. "AFFILIATED SAR" means an SAR that is granted in connection with a related Option, and that automatically will be deemed to be exercised at the same time that the related Option is exercised.

         2.4. "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units or Performance Shares.

         2.5. "AWARD AGREEMENT" means the written agreement which sets forth the terms and provisions applicable to each Award granted under this Plan.

         2.6. "BENEFICIARY" means the person or persons designated by a Participant to receive the benefits under this Plan, if any, which become payable as a result of the Participant's death.

         2.7. "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company serving at the time that this Plan is approved by the shareholders of the Company or thereafter.

         2.8. "CASHLESS EXERCISE" means, if there is a public market for the Shares, the payment of the Exercise Price of Options, (a) through a "same day sale" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased in order to pay the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (b) through a "margin" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.

         2.9. "CAUSE" means, for purposes of determining whether and when a Participant has incurred a Termination of Service for Cause, any act or failure to act which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for "cause" as defined in such agreement or arrangement or, in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause," then "Cause" for purposes of this Plan shall mean any act or failure to act deemed to constitute "cause" under the Company's established and applied practices, policies, or guidelines applicable to the Participant.

         2.10. "CHANGE IN CONTROL" shall have the meaning assigned to such term in Section 12.2.

         2.11. "CODE" means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future law, legislation, or regulation amending, supplementing, or superseding such Section or regulation.

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         2.12. "COMMITTEE" means the Compensation Committee of the Board, or such other committee appointed by the Board pursuant to Section 3.1 to administer this Plan, serving on the date that this Plan is approved by the shareholders of the Company or thereafter.

         2.13. "COMPANY" means Old National Bancorp, an Indiana corporation, and any successor thereto. With respect to the definition of Performance Goals, the Committee, in its sole discretion, may determine that "Company" means Old National Bancorp and its Subsidiaries on a consolidated basis.

         2.14. "COVERED EMPLOYEE" means an Employee who is a covered employee as defined in Section 162(m)(3) of the Code.

         2.15. "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

         2.16. "DISABILITY" means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result, as determined by the Committee in its sole discretion, of (a) an intentionally self-inflicted injury or an intentionally self-induced sickness, or (b) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of a Disability for purposes of this Plan shall not be construed to be an admission of a disability for any other purpose.

         2.17. "EFFECTIVE DATE" means April 15, 1999, which is the date that the shareholders of the Company approved the Plan.

         2.18. "EMPLOYEE" means all officers and key employees of the Company or an Affiliate, whether such officers or key employees are so employed on the date that this Plan is approved by the shareholders of the Company or become employed subsequent to such approval.

         2.19. "EXERCISE PRICE" means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

         2.20. "FAIR MARKET VALUE" means the per share closing price for the Shares, as reported by the Nasdaq Stock Market or by such other exchange or market on which the Shares are then listed or regularly traded, determined as of the day on which the applicable Award is granted to a Participant.

         2.21. "FISCAL YEAR" means the annual accounting period of the Company.

         2.22. "FREESTANDING SAR" means an SAR that is granted independently of any Option.

         2.23. "GRANT DATE" means, with respect to any Award granted under this Plan, the date

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on which the Award was granted by the Committee, regardless if the Award
Agreement to which the Award relates is executed subsequent to such date.

         2.24. "INCENTIVE STOCK OPTION" means an Option granted under this Plan to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

         2.25. "NASD DEALER" means a broker-dealer who is a member of the National Association of Securities Dealers, Inc.

         2.26. "NONQUALIFIED STOCK OPTION" means an Option granted under this Plan to purchase Shares which is not an Incentive Stock Option.

         2.27. "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option.

         2.28. "OPTION PERIOD" means the period during which an Option shall be exercisable in accordance with the applicable Award Agreement and Section 6.

         2.29. "PARTICIPANT" means an Employee to whom an Award has been granted.

         2.30. "PERFORMANCE GOALS" means, except as otherwise provided in Sections 8.4.2 and 9.3.2, the goals determined by the Committee in its sole discretion to be applicable to a Participant with respect to an Award. As determined by the Committee in its sole discretion, the Performance Goals applicable to each Award granted under the Plan to a Participant who is not a Covered Employee, shall provide for targeted level or levels of financial achievement with respect to one (1) or more of the following business criteria:
(a) return on assets, (b) income before interest and taxes, (c) net income, (d) total shareholder return, (e) return on equity, and (f) Affiliate or division operating income. The Performance Goals may differ from Participant to Participant and from Award to Award. In the case of a Participant who is a Covered Employee, as described in the preceding sentence, the sole Performance Goal shall be based on the return on equity of the Company on a consolidated basis for a calendar year calculated in accordance with generally accepted accounting principles consistently applied.

         2.31. "PERFORMANCE PERIOD" means the period of time during which Performance Goals must be achieved with respect to an Award, as determined by the Committee in its sole discretion.

         2.32. "PERFORMANCE SHARE" means an Award granted to a Participant pursuant to Section 9.

         2.33. "PERFORMANCE UNIT" means an Award granted to a Participant pursuant to Section 9.

         2.34. "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of


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Restricted Stock are subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 8, such restrictions may be based on the passage of time, the achievement of specific target levels of performance (in the case of "performance-based compensation" under Section 162(m) of the Code), or the occurrence of such other events as may be determined by the Committee in its sole discretion.

         2.35. "PLAN" means the Old National Bancorp 1999 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

         2.36. "RESTRICTED STOCK" means an Award granted to a Participant pursuant to Section 8.

         2.37. "RETIREMENT" means the date on which a Participant satisfies the conditions for early retirement under the Old National Bancorp Employees' Retirement Plan then in effect.

         2.38. "RULE 16B-3" means Rule 16b-3 promulgated under the 1934 Act, and any future rule or regulation amending, supplementing, or superseding such rule.

         2.39. "SECTION 16 PERSON" means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Company.

         2.40. "SHARES" means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment thereof as provided in Section 4.5, or the stock of any successor to the Company which is so designated for the purposes of the Plan.

         2.41. "STOCK APPRECIATION RIGHT" or "SAR" means an Award, granted alone or in connection or tandem with a related Option, that is designated as an "SAR" pursuant to Section 7.

         2.42. "SUBSIDIARY" means any corporation (including, without limitation, any bank, savings association or financial institution or any financial services company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Subsidiary includes any Subsidiary of the Company as of the Effective Date and each corporation that becomes a Subsidiary of the Company after the Effective Date.

         2.43. "TANDEM SAR" means an SAR that is granted in tandem with a related Option, the exercise of which shall require forfeiture of the right to exercise such Option and to purchase an equal number of Shares under the related Option; and, when a Share is purchased pursuant to the exercise of such Option, the SAR shall be forfeited to the same extent.



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         2.44. "TERMINATION OF SERVICE" means the occurrence of any act or event or any failure to act whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an Employee of the Company or an Affiliate, including, but not limited to, death, Disability, Retirement, termination by the Company or an Affiliate of the Participant's employment with the Company or an Affiliate (whether with or without Cause), and voluntary resignation or termination by the Participant of his or her employment with the Company or an Affiliate. A Termination of Service also shall occur with respect to an Employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate of the Company and the Participant shall not immediately thereafter become an Employee of the Company or another Affiliate. For purposes of this Plan, transfers or changes of employment of a Participant between the Company and an Affiliate (or between Affiliates) shall not be deemed a Termination of Service.

                                   SECTION 3

                                 ADMINISTRATION

         3.1. THE COMMITTEE. This Plan shall be administered by the Committee. The decision or action of a majority of the actual number of members of the Committee shall constitute the decision or action of the Committee. The Committee shall consist of not less than three (3) Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. It is intended that the Committee be comprised solely of Directors who both are (a) "non-employee directors" under Rule 16b-3, and (b) "outside directors" as described in Section 162(m)(3)(C)(ii) of the Code. Failure of the Committee to be so comprised shall not result in the cancellation, termination, expiration, or lapse of any Award.

         3.2. AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of this Plan, the Committee shall have full power and discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with this Plan; construe and interpret this Plan, all Award Agreements and any other agreements or instruments entered into under this Plan; establish, amend, or waive rules and regulations for the Plan's administration; and amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in this Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. Each Award shall be evidenced by a written Award Agreement between the Company and the Participant and shall contain such terms and conditions established by the Committee consistent with the provisions of this Plan. Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Committee at 420 Main Street, Evansville, Indiana 47708.



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         3.3. DELEGATION BY THE COMMITTEE. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to grants to Section 16 Persons, or (b) in any way which would jeopardize this Plan's qualification under Section 162(m) of the Code or Rule 16b-3.

         3.4. DECISIONS BINDING. All determinations and decisions made by the Committee, the Board and any delegate of the Committee pursuant to Section 3.3 shall be final, conclusive, and binding on all persons, including the Company and Participants. No such determinations shall be subject to de novo review if challenged in court.

                                   SECTION 4

                          SHARES SUBJECT TO THIS PLAN

         4.1. NUMBER OF SHARES. Subject to adjustment as provided in Section 4.5, the maximum number of Shares cumulatively available for issuance under this Plan pursuant to: (a) the exercise of Options, (b) the grant of Affiliated, Freestanding and Tandem SARs, (c) the grant of Shares of Restricted Stock, and
(d) the payment of Performance Units and Performance Shares, shall not exceed Three Million Eight Hundred Thousand (3,800,000) Shares of the Company less the total number of Shares previously issued under this Plan, and less the total number of Shares then subject to outstanding Options or other Awards; provided, however, that in calculating the number of Shares available for issuance under this Plan, no more than One Hundred Thousand (100,000) Shares shall be cumulatively available for the grant of Incentive Stock Options under this Plan. Shares issued under this Plan may be either authorized but unissued Shares, treasury Shares or reacquired Shares (including Shares purchased in the open market), or any combination thereof, as the Committee may from time to time determine in its sole discretion.

         Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of any such Award may be made the subject of further Awards to the same or other Participants. If the exercise price of any Option is satisfied by tendering Shares (by either actual delivery or attestation), only the number of Shares actually issued, net of the Shares tendered, shall be deemed issued for purposes of determining the number of Shares available for grants under this Plan.

         4.2. RELEASE OF SHARES. Subject to the limitations set forth in this Plan, the Committee shall have full authority to determine the number of Shares available for Awards, and in its sole discretion may include (without limitation) as available for distribution any Shares that have ceased to be subject to an Award; any Shares subject to an Award that have been previously forfeited; any Shares under an Award that otherwise terminates without the issuance of Shares being made to a Participant; any Shares that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or tax withholding obligation; or any Shares repurchased by the Company in the open market or otherwise, having an aggregate

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repurchase price no greater than the amount of cash proceeds received by the
Company from the exercise of Options granted under this Plan. Any Shares that are available immediately prior to the termination of the Plan, or any Shares returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

         4.3. RESTRICTIONS ON SHARES. Shares issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions, and restrictions as the Committee in its sole discretion may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Shares, cash, or other property prior to (a) the listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded), and (b) the completion of any registration or qualification of such shares under federal, state, local, or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable. The Company may cause any certificate for any Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in this Plan or as the Committee may otherwise require. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data, or other information as the Committee considers necessary or desirable for the purpose of administering this Plan. The benefits under this Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true, and complete data, evidence, or other information, and that he will promptly sign any document reasonably related to the administration of this Plan requested by the Committee. No fractional Shares shall be issued under this Plan; rather, fractional shares shall be aggregated and then rounded to the next lower whole Share.

         4.4. SHAREHOLDER RIGHTS. Except with respect to Restricted Stock as provided in Section 8, no person shall have any rights of a shareholder (including, but not limited to, voting and dividend rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee in its sole discretion, such Shares shall have been recorded on the Company's official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant. Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer. No payment or adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Shares are recorded as issued and transferred in the Company's official shareholder records (or the records of its transfer agents or registrars), except as provided herein or in an Award Agreement.

         4.5. CHANGES IN STOCK.

                  4.5.1. SUBSTITUTION OF STOCK AND ASSUMPTION OF PLAN. In the event of any change in the Shares by virtue of any stock dividends, stock splits, recapitalizations, or reclassifications or any acquisition, merger, consolidation, share exchange, tender offer,

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         or other combination involving the Company that does not constitute a
         Change in Control, or in the event that other stock shall be substituted for the Shares as the result of any merger, consolidation, share exchange, or reorganization or any similar transaction which constitutes a Change in Control of the Company, the Committee shall correspondingly adjust (a) the number, kind, and class of Shares which may be delivered under this Plan, (b) the number, kind, class, and price of Shares subject to outstanding Awards (except for mergers or other combinations in which the Company is the surviving entity), and
         (c) the numerical limits of Sections 4.1, 6.1, 7.1, 8.1 and 9.1, all in such manner as the Committee in its sole discretion shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards; provided, however, in no event shall the One Hundred Thousand Dollars ($100,000) limit on ISOs contained in Section 6.1 be affected by an adjustment under this Section 4.5.1. The Committee's determination in this respect shall be final and conclusive.

                  4.5.2. CONVERSION OF SHARES. In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the "Successor"), the kind of shares of stock which shall be subject to this Plan and to each outstanding Award shall, automatically by virtue of such Change in Control, be converted into and replaced by securities of the Successor having full voting, dividend, distribution, preference, and liquidation rights, and the number of shares subject to an Award, the calculation of an Award's value, and the purchase price per share upon exercise of the Award shall be correspondingly adjusted so that, by virtue of such Change in Control of the Company, each Participant shall (a) in the case of Options, have the right to purchase (i) that number of shares of stock of the Successor which have a Fair Market Value, as of the date of such Change in Control of the Company, equal to the Fair Market Value, as of the date of such Change in Control of the Company, of the Shares of the Company theretofore subject to each Option, and (ii) for a purchase price per share which, when multiplied by the number of shares of stock of the Successor subject to each Option, shall equal the aggregate exercise price at which the Participant could have acquired all of the Shares of the Company previously optioned to the Participant, and (b) in the case of Awards other than Options, Performance Shares, and Performance Units, have the right to receive that number of shares of stock of the Successor which have a Fair Market Value, as of the date of such Change in Control of the Company, equal to the Fair Market Value, as of the date of the Change in Control of the Company, of the Shares of the Company to which each Award relates. The Committee, in its sole discretion, shall determine the method by which Awards of Performance Shares and Performance Units shall be adjusted due to a Change in Control of the Company.



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                                   SECTION 5

                                  ELIGIBILITY

         5.1. ELIGIBILITY. Except as herein provided, the individuals who shall be eligible to participate in the Plan and be granted Awards shall be those individuals who are Employees of the Company or any Affiliate. The Committee may, from time to time and in its sole discretion, select Employees to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the Employee's contributions to the Company or its Affiliates, the value of the Employee's services (past, present, and future) to the Company or its Affiliates, and such other factors deemed relevant by the Committee in its sole discretion. Committee members shall not be eligible to participate in this Plan while serving as Committee members. An Employee will become a Participant in this Plan as of the date specified by the Committee. A Participant can be removed as an active Participant by the Committee effective as of any date.

         5.2. NO CONTRACT OF EMPLOYMENT. Neither the Plan nor any Award Agreement executed under this Plan shall constitute a contract of employment between a Participant and the Company or an Affiliate, and participation in the Plan shall not give a Participant the right to be rehired by or retained in the employment of the Company or an Affiliate.

                                   SECTION 6

                                 STOCK OPTIONS

         6.1. GRANT OF OPTIONS. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Options to any Employees in such amounts as the Committee, in its sole discretion, may determine. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. Subject to the terms and provisions of this Plan, the Committee, in its sole discretion, shall determine the number of Shares subject to each Option; provided, however, that during any three (3) consecutive Fiscal Year period, no Participant shall be granted Options to acquire more than Three Hundred Thousand (300,000) Shares. Furthermore, no Participant may be granted Incentive Stock Options under this Plan which would result in Shares with an aggregate Fair Market Value (measured on the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year.

         6.2. OPTION AWARD AGREEMENT. Each Option shall be evidenced by an Option Award Agreement that shall specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Option Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. All grants of Options intended to constitute Incentive Stock

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Options shall be made in accordance, and all Award Agreements pursuant to which
Incentive Stock Options are granted shall comply, with the requirements of
Section 422 of the Code.

         6.3. EXERCISE PRICE. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

                  6.3.1. NONQUALIFIED STOCK OPTIONS. In the case of a Nonqualified Stock Option, the Exercise Price per Share shall be determined by the Committee; provided, however, in no event shall the Exercise Price be less than the one hundred percent (100%) of Fair Market Value of the Shares to which the Nonqualified Stock Option relates determined as of the Grant Date.

                  6.3.2. INCENTIVE STOCK OPTIONS. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares to which the Incentive Stock Option relates determined as of the Grant Date; provided, however, that if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns securities possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares to which the Incentive Stock Option relates determined as of the Grant Date.

                  6.3.3. SUBSTITUTE OPTIONS. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Employees on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the Shares to which the Options relates determined as of the Grant Dates. In carrying out the provisions of this Section 6.3.3, the Committee shall apply the principles contained in Section 4.5.

         6.4. DURATION OF OPTIONS. Subject to the terms and provisions of Sections 10 and 12, the Option Period with respect to each Option shall commence and expire at such times as the Committee shall provide in the Award Agreement, provided that:

                  (a) Incentive and Nonqualified Stock Options shall not be exercisable later than the tenth anniversary of their respective Grant Dates;

                  (b) Incentive Stock Options granted to an Employee who possesses more than ten percent (10%) of the total combined voting power of all classes of

                           Shares of the Company, taking into account the attribution rules of Section 422(d) of the Code, shall not be exercisable later than the fifth anniversary of their Grant Date(s); and

                  (c) Subject to the limits of this Section 6, the Committee may, in its sole discretion, after an Option is granted, extend the maximum term of the Option.

         6.5. EXERCISABILITY OF OPTIONS. Subject to the provisions of Section 12 and this Section 6, all Options granted under this Plan shall be exercisable at such times, under such terms, and subject to such restrictions and conditions as the Committee shall determine in its sole discretion and specify in the Award Agreements to which such Options relate. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

         6.6. METHOD OF EXERCISE. Subject to the provisions of this Section 6 and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the Option Period to which the Option relates by giving written notice to the Company of exercise on a form provided by the Committee (if available). Such notice shall specify the number of Shares subject to the Option to be purchased and shall be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept. If permitted by the Committee or the applicable the Award Agreement, payment in full or in part may also be made by:

                  (a) Delivering Shares already owned by the Participant for more than six (6) months and having a total Fair Market Value on the date of such delivery equal to the total Exercise Price;

                  (b) The execution and delivery of a promissory note or other evidence of indebtedness (and any security agreement thereunder required by the Committee) satisfactory to the Committee and permitted in accordance with Section 6.7;

                  (c) The authorization of the Company to retain Shares which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the total Exercise Price;

                  (d) The delivery of cash by a broker-dealer as a Cashless Exercise;

                  (e) The certification of ownership of Shares owned by the Participant to the satisfaction of the Committee for later delivery to the Company as specified by the Committee; or

                  (f)      Any combination of the foregoing.

         If payment of the Exercise Price of an Option is made in whole or in part in the form of Restricted Stock, a number of the Shares to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the Exercise Price shall be subject to the same forfeiture restrictions or deferral limitations to which such Restricted Stock was subject, unless otherwise determined by the Committee in its sole discretion.

         No Shares shall be issued until full payment therefor has been made. Subject to any forfeiture restrictions or deferral limitations that may apply if an Option is exercised using Restricted Stock, a Participant shall have all of the rights of a shareholder of the Company holding the class of Shares subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid the total Exercise Price, and such Shares have been recorded on the Company's official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.

         6.7. COMPANY LOAN OR GUARANTEE. Upon the exercise of any Option and subject to the Award Agreement, the Company may, in its sole discretion, at the request of a Participant:

                  (a) Lend to the Participant, with or without recourse, an amount equal to such portion of the Exercise Price as the Company may determine; or

                  (b) Guarantee a loan obtained by the Participant from a third-party for the purpose of paying the Exercise Price.

         6.8. RELOAD PROVISION. In the event a Participant exercises an Option and pays all or a portion of the Exercise Price in Shares, in the manner permitted by Section 6.6, such Participant may (either pursuant to terms of the Award Agreement or pursuant to the sole discretion of the Committee at the time the Option is exercised) be issued a new Option to purchase additional Shares equal to the number of Shares surrendered to the Company in such payment. Such new Option shall (a) have an Exercise Price equal to the Fair Market Value per Share on the Grant Date of the new Option, (b) first be exercisable six (6) months from the Grant Date of the new Option, and (c) expire on the same date as the original Option so exercised by payment of the Exercise Price in Shares.

         6.9. RESTRICTIONS ON SHARE TRANSFERABILITY. In addition to the restrictions imposed by Section 14.8, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate in its sole discretion, including, but not limited to, restrictions related to applicable Federal and state securities laws and the requirements of any national securities exchange or market on which Shares are then listed or regularly traded.

         6.10. TERMINATION BY REASON OF DEATH, DISABILITY, OR RETIREMENT. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a

Participant incurs a Termination of Service due to death, Disability, or Retirement, any unexpired and unexercised Options held by such Participant shall thereafter be fully exercisable until the expiration of the Option Period.

         6.11. OTHER TERMINATION. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service that is involuntary on the part of the Participant (but is not due to death or Disability or is not with Cause) or is voluntary on the part of the Participant (but is not due to Retirement), any Options held by such Participant shall thereupon terminate, except that such Options, to the extent then exercisable at the time of such Termination of Service, may be exercised until the expiration of the shorter of the following two (2) periods: (a) the thirty (30) consecutive day period commencing on the date of such Termination of Service, or (b) the date on which the Option Period expires. If a Participant incurs a Termination of Service which is with Cause, all of his Options shall terminate immediately as of the date of such Termination of Service.

         6.12. SPECIAL PROVISION FOR INCENTIVE STOCK OPTIONS. Notwithstanding any other provision of this Plan to the contrary, an Incentive Stock Option shall not be exercisable (a) more than three (3) months after the Participant's Termination of Service for any reason other than Disability, or (b) more than one (1) year after the Participant's Termination of Service by reason of Disability.

                                   SECTION 7

                           STOCK APPRECIATION RIGHTS

         7.1. GRANT OF SARS. Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant SARs to any Employees in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.


                  7.1.1. NUMBER OF SHARES. Subject to the limitations of Section 4, the Committee shall have complete discretion to determine the number of SARs granted to any Participant provided that during any three (3) consecutive Fiscal Year period, no Participant shall be granted SARs covering more than Three Hundred Thousand (300,000) Shares.

                  7.1.2. EXERCISE PRICE AND OTHER TERMS. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under this Plan; provided, however, that the Exercise Price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date and the Exercise Price of Tandem or Affiliated SARs shall be equal to the Exercise Price of the Option to which such SAR relates.

         7.2. EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares with respect to which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option the following requirements shall apply: (a) the Tandem SAR shall expire not later than the date on which the underlying Incentive Stock Option expires; (b) the value of the payout with respect to the Tandem SAR shall be no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and one hundred percent (100%) of the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and
(c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option to which the Tandem SAR relates exceeds the Exercise Price of such Incentive Stock Option.

         7.3. EXERCISE OF AFFILIATED SARS. An Affiliated SAR shall be deemed to be exercised upon the exercise of the Option to which the Affiliated SAR relates. Such deemed exercise of an Affiliated SAR shall not reduce the number of Shares subject to the related Option.

         7.4. EXERCISE OF FREESTANDING SARS. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall specify in the applicable Award Agreement.

         7.5. SAR AWARD AGREEMENT. Each SAR shall be evidenced by an Award Agreement that specifies the exercise price, the expiration date of the SAR, the number of SARs, any conditions on the exercise of the SAR, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement shall also specify whether the SAR is an Affiliated SAR, Freestanding SAR, Tandem SAR, or a combination thereof.

         7.6. EXPIRATION OF SARS. Each SAR granted under this Plan shall expire upon the date determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement. Notwithstanding the foregoing, the terms and provisions of Section 6.4 also shall apply to Affiliated and Tandem SARs.

         7.7. PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

                  (a) The positive difference between the Fair Market Value of a Share on the date of exercise and the exercise price; by

                  (b) The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, such payment may be in cash, in Shares which have a Fair Market Value equal to the cash payment calculated under
Section 7.7, or in a combination
of cash and Shares.

         7.8. TERMINATION OF SAR. An Affiliated or Tandem SAR shall terminate at such time as the Option to which such SAR relates terminates. A Freestanding SAR shall terminate at the time provided in the applicable Award Agreement.

                                   SECTION 8

                                RESTRICTED STOCK

         8.1. GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Employees in such amounts as the Committee, in its sole discretion, shall determine. Subject to the limitations of Section 4, the Committee, in its sole discretion, shall determine the number of Shares of Restricted Stock to be granted to each Participant; provided, however, that during any three (3) consecutive Fiscal Year period, no Participant shall be granted more than Three Hundred Thousand (300,000) Shares of Restricted Stock.

         8.2. RESTRICTED STOCK AWARD AGREEMENT. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee in its sole discretion determines otherwise, Shares of Restricted Stock shall be held by the Company, and shall not be delivered to any Participant, until the end of the applicable Period of Restriction.

         8.3. TRANSFERABILITY. Except as provided in Section 6.6, Section 14.8, and this Section 8, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the end of the applicable Period of Restriction.


         8.4. OTHER RESTRICTIONS. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Section 8.

                  8.4.1. GENERAL RESTRICTIONS. The Committee may impose restrictions on Restricted Stock based upon any of the following criteria: (a) the achievement of specific Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant, or other Performance Goals, (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its sole discretion.

                  8.4.2. SECTION 162(M) PERFORMANCE RESTRICTIONS.
         Notwithstanding any other provision of this Section 8.4.2 to the contrary, for purposes of qualifying grants of

         Restricted Stock as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish restrictions based upon the achievement of Performance Goals. The specific targets under the Performance Goals that must be satisfied for the Period of Restriction to lapse or terminate shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as "performance-based compensation" under Section 162(m) of the Code. The business criteria for Performance Goals under this Section
         8.4.2 shall be the return on equity of the Company on a consolidated basis for a calendar year calculated in accordance with generally accepted accounting principles consistently applied. In granting Restricted Stock that is intended to qualify under Section 162(m), the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable, or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code.

                  8.4.3. LEGEND ON CERTIFICATES. The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

                  "THE SALE, PLEDGE, OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE OLD NATIONAL BANCORP 1999 EQUITY INCENTIVE PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER. A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF OLD NATIONAL BANCORP."

         8.5. REMOVAL OF RESTRICTIONS. Except as otherwise provided in this
Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan shall be released to a Participant as soon as practicable after the end of the applicable Period of Restriction. Except in the case of grants of Restricted Stock to Covered Employees which are intended to qualify as "performance-based compensation" under Section 162(m) of the Code (the vesting of which cannot be accelerated except as provided in Section 12.1 or 14.2), the Committee, in its sole discretion, may accelerate the time at which any restrictions shall lapse or remove any restrictions. After the end of the applicable Period of Restriction, the Participant shall be entitled to have any restrictive legend or legends placed on the Shares under Section 8.4.3 removed from his or her Share certificate.

         8.6. VOTING RIGHTS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.

         8.7. DIVIDEND RIGHTS. Unless otherwise determined by the Committee and subject to this Plan, the distribution of cash dividends on Shares of Restricted Stock shall be automatically reinvested, by a constructive purchase by the Company in the name and on behalf of the Participant, in additional Shares of Restricted Stock. The number of Shares to be constructively purchased by the Company shall be based upon the Fair Market Value of the Shares determined on the date on which the applicable cash dividend is paid. Dividends on Shares that are the subject of a Restricted Stock Award Agreement and which are paid in the form of Shares shall be paid in the form of additional Shares of Restricted Stock of the same class as the Shares on which such dividend was paid. All Shares of Restricted Stock which are attributable to cash and stock dividends shall be subject to all of the provisions of this Section 8, including, for example, the terms and conditions of the Award Agreement which applies to the Shares to which the dividends relate.

         8.8. RETURN OF RESTRICTED STOCK TO COMPANY. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of Restriction shall revert to the Company and thereafter shall be available for the grant of new Awards under this Plan.

         8.9. TERMINATION OF SERVICE. Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant's Termination of Service due to death, Disability or Retirement during the Period of Restriction, the restrictions on his Shares of Restricted Stock shall lapse and the Participant (or his or her Beneficiary) shall, on the date of such Termination of Service, be fully vested in the Restricted Stock. Unless otherwise provided in an Award Agreement or this Plan, in the event of a Participant's Termination of Service for any reason during the Period of Restriction other than a Termination of Service due to death, Disability or Retirement, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and thereafter shall be available for the grant of new Awards under this Plan; provided, however, that the Committee shall have the sole discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Shares of Restricted Stock. Notwithstanding any other provision of this Section 8 to the contrary, in the case of grants of Restricted Stock to Covered Employees that the Committee intends to qualify as "performance-based compensation" under Section 162(m) of the Code (the vesting of which cannot be accelerated, except as provided in Section 12.1 or 14.2), no shares of Restricted Stock shall become vested unless the applicable Performance Goals have first been met; provided, further, that the Committee shall not waive any restrictions with respect to such Restricted Stock. If the vesting of shares of Restricted Stock is accelerated after the applicable Performance Goals have been met, the amount of Restricted Stock distributed shall be discounted by the Committee to reasonably reflect the time value of money in connection with such early vesting.

                                   SECTION 9

                    PERFORMANCE UNITS AND PERFORMANCE SHARES

         9.1. GRANT OF PERFORMANCE UNITS/SHARES. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and Performance Shares to any Employees in such amounts as the Committee, in its sole discretion, shall determine. Subject to the limitations of Section 4, the Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided, however, that during any three (3) consecutive Fiscal Year period, (a) no Participant shall receive Performance Units having an initial value greater than Seven Hundred Fifty Thousand Dollars ($750,000), and
(b) no Participant shall receive more than Three Hundred Thousand (300,000) Performance Shares.

         9.2. VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

         9.3. PERFORMANCE OBJECTIVES AND OTHER TERMS. The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid to the Participant. Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the number of Performance Units or Performance Shares, the Performance Period, the performance objectives, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

                  9.3.1. GENERAL PERFORMANCE OBJECTIVES. The Committee may set performance objectives based upon (a) the achievement of Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant, or other Performance Goals, (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its sole discretion.

                  9.3.2. SECTION 162(M) PERFORMANCE OBJECTIVES. Notwithstanding any other provision of this Section 9.3.2 to the contrary, for purposes of qualifying grants of Performance Units or Performance Shares to Covered Employees as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish the specific targets under the Performance Goals applicable to Performance Units or Performance Shares. Such targets under the Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Performance Shares, as the case may be, to qualify as "performance-based compensation" under Section 162(m) of the Code. The business criteria for Performance Goals under this Section
         9.3.2 shall be the return on equity of the Company on a consolidated basis for a calendar year calculated in accordance with generally accepted accounting principles consistently applied. In granting Performance Units or Performance Shares to Covered

         Employees which are intended to qualify under Section 162(m) the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Performance Units or Performance Shares, as the case may be, under Section 162(m) of the Code.

         9.4. EARNING OF PERFORMANCE UNITS/SHARES. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive those Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the applicable Performance Goals have been achieved. Except in the case of Performance Goals applicable to Performance Units or Performance Shares granted to Covered Employees which are intended to qualify as "performance-based compensation" under Section 162(m) of the Code (which cannot be reduced or waived except as provided in Section 12.1 or 14.2), after the grant of a Performance Unit or Performance Share, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Performance Unit or Performance Share.

         9.5. FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the end of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, determined as of the last day of the applicable Performance Period), or a combination thereof.

         9.6. CANCELLATION OF PERFORMANCE UNITS/SHARES. On the date set forth in the applicable Award Agreement, all Performance Units or Performance Shares which have not been earned or vested shall be forfeited and thereafter shall be available for the grant of new Awards under this Plan.

         9.7. TERMINATION OF SERVICE. Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant's Termination of Service due to death, Disability or Retirement during a Performance Period, the Participant (or his or her Beneficiary) shall receive the Performance Units or Performance Shares which relate to such Performance Period. Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant's Termination of Service for any other reason, all Performance Units or Performance Share shall be forfeited and thereafter shall be available for the grant of new Awards under this Plan. Distribution of earned Performance Units or Performance Shares may be made at the same time payments are made to Participants who did not incur a Termination of Service during the applicable Performance Period. Notwithstanding any other provision of this Section 9 to the contrary, in the case of awards of Performance Units or Performance Shares to Covered Employees that the Committee intends to qualify as "performance-based compensation" under Section 162(m) of the Code (the vesting of which cannot be accelerated except as provided in Section 12.1 or 14.2), no

Performance Units or Performance Shares shall become vested until the applicable Performance Goals have been met.


                                   SECTION 10

                      AMENDMENT, TERMINATION, AND DURATION

         10.1. AMENDMENT, SUSPENSION, OR TERMINATION. The Board may supplement, amend, alter, or discontinue the Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant's consent, except that any supplement, amendment, alteration, or discontinuation may be made to (a) avoid a material charge or expense to the Company or an Affiliate, (b) cause this Plan to comply with applicable law, or (c) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, subject to the provisions of this Section 10.1, the Board of Directors, in its sole discretion at any time and from time to time, may supplement, amend, alter, or discontinue this Plan without the approval of the Company's shareholders (a) to the extent such approval is not required by applicable law or the terms of a written agreement, and (b) so long as any such amendment or alteration does not increase the number of Shares subject to this Plan (other than pursuant to Section 4.5) or increase the maximum number of Options, SARs, Shares of Restricted Stock, Performance Units or Performance Shares that the Committee may award to an individual Participant under this Plan. The Committee may supplement, amend, alter, or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this
Section 10.1, and further subject to any approval or limitations the Board may impose. Notwithstanding any provision of this Plan to the contrary, if any right, Award or Award Agreement under this Plan would cause a transaction of or acquisition by the Company to be ineligible for "pooling of interest" accounting treatment that would, but for such right hereunder, otherwise be eligible for such accounting treatment, the Committee may amend, modify, or adjust the right, the Award, or the Award Agreement of a Participant (without the prior consent, approval, or authorization of the Participant) so that pooling of interest accounting treatment shall be available with respect to such transaction or acquisition even if any such amendment, modification, or adjustment would be detrimental to or impair the rights of a Participant under this Plan.

         10.2. DURATION OF THIS PLAN AND SHAREHOLDER APPROVAL. This Plan shall become effective on the Effective Date, and subject to Section 10.1 (regarding the Board's right to supplement, amend, alter, or discontinue this Plan), shall remain in effect thereafter; provided, however, that no Incentive Stock Option shall be exercised and no other Award shall be exercised or otherwise paid hereunder until this Plan has been approved by the holders of at least a majority of the outstanding Shares at a meeting at which approval of this Plan is considered; and provided further, however, that no Incentive Stock Option may be granted under this Plan after the tenth anniversary of the Effective Date.

                                   SECTION 11

                                TAX WITHHOLDING

         11.1. WITHHOLDING REQUIREMENTS. Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Federal, state, and local income and employment taxes required to be withheld with respect to the payment or exercise of such Award.

         11.2. WITHHOLDING ARRANGEMENTS. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld; provided, however, that any shares delivered to the Company shall satisfy the ownership requirements specified in
Section 6.6(a). The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed, in the case of income tax withholding, the amount determined by using the maximum federal, state, or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of income tax to be withheld is determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

                                   SECTION 12

                               CHANGE IN CONTROL

         12.1. CHANGE IN CONTROL. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, all Awards granted under this Plan that then are outstanding and that either are not then exercisable or are subject to any restrictions or Performance Goals shall, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, and all restrictions and Performance Goals shall be removed, as of the first date that the Change in Control has been deemed to have occurred, and shall remain removed for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.

         12.2. DEFINITION. For purposes of Section 12.1, a "Change in Control" of the Company shall be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections shall occur:

                  (a) Any merger, consolidation, share exchange, or other combination or reorganization involving the Company, irrespective of which party is the surviving entity, excluding any merger, consolidation, share exchange, or

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

                           other combination involving the Company solely in connection with the acquisition by the Company of any Subsidiary;

                  (b) Any sale, lease, exchange transfer, or other disposition of all or any substantial part of the assets of the Company;

                  (c) Any acquisition or agreement to acquire by any person or entity (other than an employee pension benefit plan sponsored by the Company), directly or indirectly, beneficial ownership of twenty-five percent (25%) or more of the outstanding voting stock of the Company;

                  (d) During any period of two consecutive years during the term of this Plan, individuals who at the Effective Date constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each Director at the beginning of such Director's term has been approved by Directors representing at least two-thirds of the Directors then in office who were Directors on the Effective Date;

                  (e) A majority of the Board or a majority of the shareholders of the Company approve, adopt, agree to recommend, or accept any agreement, contract, offer, or other arrangement providing for any of the transactions described above;

                  (f) The consummation of any series of transactions which result in any of the transactions described above; or

                  (g) Any other set of circumstances which the Board determines, in its sole discretion, to constitute a Change in Control of the Company.

                                   SECTION 13

                               LEGAL CONSTRUCTION

         13.1. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

         13.2. SEVERABILITY. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         13.3. REQUIREMENTS OF LAW. The grant of Awards and the issuance of Shares under this Plan shall be subject to all applicable statutes, laws, rules, and regulations and to such approvals and requirements as may be required from time to time by any governmental authorities or any securities exchange or market on which the Shares are then listed or traded.

         13.4. GOVERNING LAW. Except to the extent preempted by the Federal laws of the United States of America, this Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.

         13.5. HEADINGS. The descriptive headings and sections of this Plan are provided herein for convenience of reference only and shall not serve as a basis for interpretation or construction of this Plan.

         13.6. MISTAKE OF FACT. Any mistake of fact or misstatement of facts shall be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.

         13.7. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying thereon considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

                                   SECTION 14

                                 MISCELLANEOUS

         14.1. DEFERRALS. The Committee, in its sole discretion, may permit a Participant to elect to defer receipt of all or any percentage of the cash or Shares that would otherwise be due to such Participant under an Award so long as
(a) such deferral election is made by the Participant in the Award Agreement which provides for the payment of cash or the delivery of Shares, and (b) the Award evidenced by such Award Agreement is based upon services to be rendered by the Participant as an Employee after the Grant Date. The Award Agreement shall specify the whole percentage (or dollar amount or Fair Market Value) of the cash or Shares to be deferred and the date or event on or with respect to which any amount deferred thereunder shall be distributed. In no event shall any amount deferred under this Section 14.1 become distributable later than the earlier of the following two (2) events: the date of the Participant's death or the date on which the Participant attains age sixty-five (65). Any such deferral election shall be subject to such additional rules and procedures as may be determined by the Committee in its sole discretion. All cash amounts deferred under this
Section 14.1 shall be distributed solely in the form of a single lump sum payment as soon as reasonably practicable following the date on which the amount deferred becomes distributable. In the case of all amounts deferred under this
Section 14.1 which are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, any amount paid in excess of the amount deferred shall be based on a reasonable rate of interest or a "predetermined actual investment" as described in the Treasury Regulations promulgated under
Section 162(m) of the Code.

         14.2. NO EFFECT ON EMPLOYMENT OR SERVICE. Neither this Plan nor the grant of any Awards or the execution of any Award Agreement shall confer upon any Participant any right to continued employment by the Company or shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without Cause. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the Participant and the Company or an Affiliate, as the case may be. If there is any conflict between the provisions of this Plan and an employment or severance agreement between a Participant and the Company, the provisions of such employment or severance agreement shall control, including, but not limited to, the vesting and nonforfeiture of any Awards.

         14.3. NO COMPANY OBLIGATION. Unless required by applicable law, the Company, an Affiliate, the Board of Directors, and the Committee shall not have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with the receipt, exercise, or distribution of an Award. In addition, the Company, an Affiliate, the Board of Directors, the Committee, and any attorneys, accountants, advisors, or agents for any of the foregoing shall not provide any advice, counsel, or recommendation to any Participant with respect to, without limitation, any Award, any exercise of an Option, or any tax consequences relating to an Award.

         14.4. PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of this Plan.

         14.5. LIABILITY AND INDEMNIFICATION. No member of the Board, the Committee, or any officer or employee of the Company or any Affiliate shall be personally liable for any action, failure to act, decision, or determination made in good faith in connection with this Plan. By participating in this Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers, and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, payment, and exercise thereof. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense (including, but not limited to, attorneys' fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) any and all amounts paid by him or her in settlement thereof, with the Company's prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at the Company's expense, to handle and defend such claim, action, suit, or proceeding before he or she undertakes to handle and defend the same on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

         14.6. SUCCESSORS. All obligations of the Company under this Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company.

         The Company shall not, and shall not permit its Affiliates to, recommend, facilitate, or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of this Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company and its Successor (as defined in subsection 4.5.2) hereunder.

         14.7. BENEFICIARY DESIGNATIONS. Any Participant may designate, on such forms as may be provided by the Committee for such purpose, a Beneficiary to whom any vested but unpaid Award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of this Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant's estate.

         14.8. NONTRANSFERABILITY OF AWARDS. Except as provided in Sections
14.8.1 and 14.8.2, no Award under this Plan can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award under this Plan shall be subject to execution, attachment, or similar process. Any attempted or purported transfer of an Award in contravention of this Plan or an Award Agreement shall be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant shall be exercisable during his or her lifetime only by the Participant.

                  14.8.1. LIMITED TRANSFERS OF NONQUALIFIED STOCK OPTIONS. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to: (a) the Participant's spouse, any children or lineal descendants of the Participant or the Participant's spouse, or the spouse(s) of any such children or lineal descendants ("Immediate Family Members"), (b) a trust or trusts for the exclusive benefit of Immediate Family Members, or (c) a partnership or limited liability company in which the Participant and/or the Immediate

         Family Members are the only equity owners, (collectively, "Eligible Transferees"); provided, however, that, in the event the Committee permits the transferability of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke, or restrict, without the prior consent, authorization, or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee. An Option that is transferred to an Immediate Family Member shall not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member's will or by the laws of descent and distribution upon the death of such Immediate Family Member. Incentive Stock Options granted under this Plan shall not be transferable pursuant to this Section 14.8.

                  14.8.2. EXERCISE BY ELIGIBLE TRANSFEREES. In the event that the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under Section 14.8.1, the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee's executor or administrator only in the same manner, to the same extent, and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options. The Participant, or in the event of his or her death, the Participant's estate, shall remain liable for all federal, state, local, and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.

         14.9. NO RIGHTS AS SHAREHOLDER. Except to the limited extent provided in Sections 8.6 and 8.7, no Participant (or any Beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been recorded on the Company's official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).

         14.10. MITIGATION OF EXCISE TAX. Subject to any other agreement providing for the Company's indemnification of the tax liability described herein, if any payment or right accruing to a Participant under this Plan (without the application of this Section 14.10), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments"), would constitute a "parachute payment", as defined in Section 280G of the Code and regulations thereunder, such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose.

         14.11. FUNDING. Benefits payable under this Plan to any person will be paid by the Company from its general assets. Shares to be distributed hereunder shall be issued directly by the Company from its authorized but unissued Shares or acquired by the Company on the open market, or a combination thereof. Neither the Company nor any of its Affiliates shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside shall not be deemed to create a trust of any kind between the Company or any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.

         14.12. USE OF PROCEEDS. The proceeds received by the Company from the sale of Shares pursuant to this Plan will be used for general corporate purposes.

                                           OLD NATIONAL BANCORP




DATED:                                     By:
      -----------------------                 ----------------------------
                                                     [Name and Title]

ATTEST:


By:
   --------------------------
        [Name and Title]







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